UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012 (September 21, 2012)

T3 MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35133	20-4987549
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2990 Airway Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 619-3600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The following discussion provides only a brief description of the applicable documents described below. The discussion is qualified in its entirety by the full text of the respective transaction documents attached to this Current Report on Form 8-K as exhibit 10.1

Note and Security Agreement

On September 14, 2012, T3 Motion, Inc. (the “Company”) entered into a Security Purchase Agreement (the “Purchase Agreement”) with Perry Trebatch, an accredited investor (the “Investor”). In connection with the Agreement, the Company and the Investor also entered into a Secured Promissory Note Agreement (the “Note”) and a Security Agreement. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Investor provided a senior secured bridge loan to the Company in the aggregate principal amount of $250,000 (the “Loan”). Pursuant to the terms of the Security Agreement, the Loan is secured by all assets of the Company. The Investor delivered net proceeds to the Company in the amount of $250,000. The Note was originally due 7 days following receipt of the net proceeds, or September 21, 2012, but the parties amended the due date of the Note to September 28, 2012.

On September 21, 2012, the Company and the Investor entered into an amendment which extended the due date of the Note until September 28, 2012. This amendment is included in its entirety as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Description

10.1	Amendment to Secured Promissory Note Agreement, by and between the Company and Perry Trebatch, dated September 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 Motion, Inc

Date: September 27, 2012	By:	/s/ Domonic J. Carney
Name: Domonic J. Carney Title: Chief Financial Office

EXHIBIT INDEX

No.	Description
10.1	Amendment to Secured Promissory Note Agreement, by and between the Company and Perry Trebatch, dated September 21, 2012.